MEMORANDUM OF UNDERSTANDING

      This Memorandum of Understanding dated December 23, 1996, entered into between Michael P. Downes (hereinafter "Downes"), Tri-Star Technologies Co., Inc. (hereinafter "Tri-Star") and Tanon Manufacturing, Inc. (hereinafter "Tanon") and EA Industries, Inc. (hereinafter "EAI"), is to be incorporated with a certain letter of intent of even date regarding a purchase of the assets of Tri-Star (the "Assets") or the stock of Tri-Star (the "Stock") and into a definitive purchase and sale agreement.

      1. Additional Consideration. (a) Tri-Star and Tanon have agreed to an incentive package ("Earn Out") to be included as additional consideration for the acquisition of the Assets or the Stock of Tri-Star by Tanon.

(i) Mr. Downes shall receive Earn Out payments based on the revenues of Tri-Star meeting or exceeding the targets listed below. The revenues of Tri-Star shall be measured and annualized every six months beginning on June 30, 1997. Based on such annualized numbers, an estimated Earn Out payment shall be made. The actual amounts due as an Earn Out for each year shall be determined based on an annual audit and an adjusted payment shall be made by or to Mr. Downes as appropriate. Mr. Downes shall have the right to review such determination and shall have the right to review the audit as it relates to Tri-Star.

Annual Earn
Out Amount    1997          1998           1999           2000          2001
              ----          ----           ----           ----          ----

                                Revenue targets:

$250,000  $20,000,000    $24,000,000    $29,000,000    $35,000,000   $39,000,000
$375,000  $22,500,000    $27,000,000    $32,000,000    $39,000,000   $43,000,000
$500,000  $25,000,000    $30,000,000    $35,000,000    $42,000,000   $48,000,000
$562,500  $32,000,000    $40,000,000    $48,000,000    $56,000,000   $64,000,000
$625,000  $34,000,000    $42,000,000    $50,000,000    $58,000,000   $66,000,000
$687,500  $36,000,000    $44,000,000    $52,000,000    $60,000,000   $68,000,000
$750,000  $38,000,000    $46,000,000    $54,000,000    $62,000,000   $70,000,000

(ii) In addition, Mr. Downes shall receive Earn Out payments based on the net income of Tri-Star (as a stand alone entity, excluding any Earn Out payments and acquisition costs and before provision for payment of income taxes) meeting or exceeding the targets listed below. The net income of Tri-Star shall be measured and annualized every six months beginning on June 30, 1997. Based on such annualized numbers, an estimated Earn Out payment shall be made. The actual amounts due as an Earn Out for each year shall be determined based on an annual audit and an adjusted payment shall be made by or to Mr. Downes as appropriate. Mr. Downes shall have the right to review such determination and shall have the right to review the audit as it relates to Tri-Star.

Annual Earn
Out Amount    1997          1998           1999           2000          2001
              ----          ----           ----           ----          ----

                              Net income targets:

 $62,500  $3,000,000    $7,000,000      $9,500,000    $12,000,000    $13,500,000
$125,000  $4,000,000    $7,500,000     $10,000,000    $12,000,000    $14,000,000
$187,500  $5,000,000    $8,000,000     $10,500,000    $12,500,000    $14,500,000
$250,000  $6,000,000    $9,000,000     $11,000,000    $13,000,000    $15,000,000

(b) Revenues for the 1997 Earn Out year shall include inter-company business from Tanon West Long Branch Division. The first five million dollars of inter-company business from other Tanon and/or EAI Subsidiaries or Divisions shall be excluded from revenues for the 1997 Earn-Out year.

Revenues for Earn Out years after 1997 shall include business from all Tanon and/or EAI Divisions or Subsidiaries.

EAI or Tanon will provide additional working and expansion capital to Tri-Star at a level consistent with Tri-Star's current plan as discussed to date with Tanon and as appropriate in light of Tri-Star's current capacity and the revenue levels reflected in the Earn Out.

For purposes of calculating Earn Out Payments, revenues from business of Tanon, EAI or other EAI subsidiaries shall be credited at prices consistent with Tri-Star's price matrix and discount policies.

(c) Mr. Downes has agreed to enter into an employment agreement with Tanon at closing. If Mr. Downes' employment under that agreement is terminated as a result of his resignation or termination for Due Cause (as defined in the agreement), any future Earn-Out payments shall be reduced to fifty percent (50%) of the level that would otherwise have been payable. If Mr. Downes employment terminates for any other reason, any Earn-Out payments earned pursuant to the formula herein shall be paid to Mr. Downes' successors, heirs or assigns. The portion of any annual Earn Out payments based on the results of the first six months of the year shall be made within 60 days after completion of the second quarter review, if any, of Tanon by Tanon's auditors, and the portion based on the results of the second six months of the year and any adjustments on the first portion shall be made within 60 days after completion of the annual audit of Tanon by Tanon's auditors.

      2. Maintenance of Sales Representatives. Tri-Star and Tanon have agreed to retain in place under current agreements the existing exclusive sales representative team currently serving Tri-Star, consisting of seven (7) sales entities (hereinafter the "Sales Team"). The Sales Team shall represent Tri-Star and Tanon with respect to customers agreed to by Tanon and Tri-Star and shall be compensated in accordance with a schedule to be agreed to by Tanon and Tri-Star. Such compensation and customer list shall be included in the current agreements with such sales representatives.

      3. Escrow Closing Agreement. The proceeds from the sale of the Assets, or the stock of Tri-Star shall be paid to an escrow, established and maintained at the direction of Michael Downes or his nominee.

      4. Binding Memorandum of Understanding. The terms hereof shall be incorporated into a final definitive purchase agreement referenced in the letter of intent signed herewith. This memorandum of understanding shall constitute a legally binding agreement by Tri-Star and Mr. Downes to complete the sale of the Assets or the Stock in accordance with the terms hereof subject to the agreement of Tanon, EAI, Mr. Downes and Tri-Star to negotiate in good faith to complete a definitive purchase and sale agreement. The obligations of Tanon and EAI to complete such purchase shall be contingent upon satisfactory completion of their due diligence review of Tri-Star.

If closing does not occur by July 31, 1997 for any reason other than the failure of Tri-Star or Mr. Downes to fulfill its or his obligations hereunder, Tri-Star may terminate discussions, retain any funds previously paid to it as an advance on the Purchase Price and thereafter all terms and conditions of this letter shall become null and void without recourse to either party.

                                    Tanon Manufacturing, Inc. and
                                    EA Industries, Inc.


_________________________________   By:_________________________
  Michael P. Downes, Individually        Paul Finer
  and as President of Tri-Star
  Technologies Co., Inc.